Exhibit 99.1

PARK NATIONAL CORPORATION
UST #174

CERTIFICATION PURSUANT TO SECTION 111(b)(4) OF THE
EMERGENCY ECONOMIC STABILIZATION ACT OF 2008 AND 31 C.F.R. §30.15
[PRINCIPAL EXECUTIVE OFFICER]

I, C. Daniel DeLawder, the Chairman of the Board and Chief Executive Officer of Park National Corporation (“Park”), certify, based on my knowledge, that:

(i)
The compensation committee of Park has discussed, reviewed, and evaluated with senior risk officers, as defined in the regulations and guidance established under Section 111 of the Emergency Economic Stabilization Act of 2008 (as amended, “EESA”), at least every six months during any part of the most recently completed fiscal year that was a TARP period, as defined in the regulations and guidance established under Section 111 of EESA (which for Park was January 1, 2012 through April 25, 2012, and is referred to herein as the “2012 TARP Period,” because Park repaid TARP funds as of April 25, 2012 and has no outstanding obligations arising from financial assistance received under TARP), the senior executive officer (“SEO”) compensation plans and employee compensation plans, each as defined in the regulations and guidance established under Section 111 of EESA, and the risks these plans pose to Park;

(ii)
The compensation committee of Park has identified and limited during the 2012 TARP Period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Park and has identified any features of the employee compensation plans that pose risks to Park and has limited those features to ensure that Park is not unnecessarily exposed to risks;

(iii)
The compensation committee of Park has reviewed, at least every six months during the 2012 TARP Period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of Park to enhance the compensation of an employee, and has limited any such features;

(iv)	The compensation committee of Park will certify to the reviews of the SEO compensation plans and employee compensation plans required under paragraphs (i) and (iii) above;

(v)	The compensation committee of Park will provide a narrative description of how it limited during the 2012 TARP Period the features in:

(A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Park;

(B) Employee compensation plans that unnecessarily expose Park to risks; and

(C) Employee compensation plans that could encourage the manipulation of reported earnings of Park to enhance the compensation of an employee;

(vi)
Park has required that bonus payments, as defined in the regulations and guidance established under Section 111 of EESA, to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under Section 111 of EESA, be subject to a recovery or “clawback” provision during the 2012 TARP Period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)
Park has prohibited any golden parachute payment, as defined in the regulations and guidance established under Section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the 2012 TARP Period;

(viii)	Park has limited bonus payments to its applicable employees in accordance with Section 111 of EESA and the regulations and guidance established thereunder during the 2012 TARP Period;

(ix)
Park and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under Section 111 of EESA, during the 2012 TARP Period; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x)
In its proxy statement for its 2012 Annual Meeting of Shareholders, Park included a non-binding shareholder resolution in accordance with Section 111 of EESA and in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during 2011; and since Park repaid TARP funds on April 25, 2012 and has no outstanding obligations arising from financial assistance received under TARP, Park will include in its proxy statement for its 2013 Annual Meeting of Shareholders a non-binding shareholder resolution in accordance with Section 14A of the Securities Exchange Act of 1934, which was added pursuant to Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during 2012 including the 2012 TARP Period;

(xi)
Park will disclose the amount, nature, and justification for the offering, during the 2012 TARP Period, of any perquisites, as defined in the regulations and guidance established under Section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii)
Park will disclose whether Park, the board of directors of Park or the compensation committee of Park has engaged during the 2012 TARP Period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during the 2012 TARP Period;

(xiii)
Park has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under Section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the 2012 TARP Period;

(xiv)	Park has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Park and Treasury, including any amendments;

(xv)
Since Park repaid TARP funds as of April 25, 2012 and has no outstanding obligations arising from financial assistance received under TARP, Park's TARP Period ended on April 25, 2012; and Park is not compiling a list of the SEOs and the twenty next most highly compensated employees for 2013; and

(xvi)	I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example 18 U.S.C. 1001).

Date: February 26, 2013	/s/ C. Daniel DeLawder
C. Daniel DeLawder
Chairman of the Board and
Chief Executive Officer of
Park National Corporation